SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                         -------------------------------


                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported): March 31, 1997


                         CONSOLIDATED ECO-SYSTEMS, INC.
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             (Exact name of Registrant as specified in its charter)



         IDAHO                        0-25970                   82-0464589
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(State or other jurisdiction        (Commission              (IRS Employer
     of incorporation)              File Number)            Identification No.)


                4294 Lakeland Drive, Suite 200, Jackson, MS 39208
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               (Address of principal executive office) (Zip Code)

                                 (601) 936-4440
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               Registrant's telephone number, including area code:



                            Exsorbet Industries, Inc.
                            -------------------------
          (Former name or former address, if changed since last report)

Item 5.  Other Events.

      On March 31, 1997, the Registrant issued the following press release:

                    "CONSOLIDATED ECO-SYSTEMS, INC. ANNOUNCES
                            1996 PRELIMINARY RESULTS

     Jackson, MS -- March 31, 1997 -- Consolidated Eco-Systems, Inc., formerly known as Exsorbet Industries, Inc. (Nasdaq Small Cap: EXSO) today reported that it expects to report a net loss for the year ended December 31, 1996 of approximately <$4,000,000>, compared to a net profit of approximately $700,000 for the year ended December 31, 1995. These results are preliminary. The Company expects to file its annual report on Form 10-K with the Securities and Exchange Commission on or before April 15, 1997, pursuant to extension. Total revenues for the year ended December 31, 1996 are expected to be approximately $30 million, compared to approximately $21 million for the year ended December 31, 1995. These results include restatements of financial information to account for the poolings of interest in connection with the Company's acquisitions of Larco Environmental Services, Inc. and KR Industrial Service of Alabama, Inc., both of which occurred during 1996. The Company expects to report that total assets increased to approximately $46 million for the year ended December 31, 1996 from approximately $26 million for the year ended December 31, 1995 and that shareholder equity rose to approximately $17 million from approximately $10.4 million at December 31, 1995.

     James J. Connors, Jr., President and Chief Executive Officer of the Company, indicated that the loss is expected to include approximately $1.7 million of expense attributed to acquisitions, one time fourth quarter adjustments to work in progress of approximately $1.1 million, approximately $375,000 of development stage expenses, and a write-off of bad debts of approximately $570,000. General and administrative expenses for the Company and its subsidiaries are expected to be approximately $12.5 million for the year ended December 31, 1996, compared to approximately $7.6 million for the year ended December 31, 1995. Cost of


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sales for the year ended December 31, 1996 are expected to be approximately $21 million, compared to approximately $12 million for the year ended December 31, 1995.

     In commenting on the Company's current operations, Mr. Connors said, "the Company will continue to implement personnel changes, cost cutting and controls, and concentrate on its strategic core businesses. We will continue to focus on reducing general and administrative expenses, and improving profit margins through cutting cost of sales and eliminating unprofitable services. Thus far in 1997, the Company has reduced its work force by approximately ten percent, which it expects will result in an annualized savings of approximately $3.1 million. Also, the Company has sold Larco's unprofitable marine spill and hazardous materials response business for approximately $1.2 million in cash. This sale, which included all of Larco's emergency response assets, will reduce annual operating expenses by at least $700,000. The cash proceeds are being applied to the reduction of outstanding debt."

     Mr. Connors also said that the Company had closed offices in Tulsa, OK, Cameron, LA, Bridge City, TX, and Fort Smith, AR, and was in the process of consolidating accounting and administrative operations in Little Rock, AR. He indicated that the consolidation of the accounting functions will enhance the Company's ability to report its financial results in a more efficient manner.

     "Operationally, we look to continue to enhance the Company's results through fixed overhead cost containment measures, more efficient utilization of working capital and increased sales efforts, both in the Company's markets in the United States and certain international markets with the assistance of strong local joint venture partners. We are particularly encouraged by the numerous opportunities for our tar processing technology in Eastern Europe where environmental markets are expected to grow."

     Consolidated Eco-Systems, Inc. is a diversified technical and industrial service company specializing in state of the art technical solutions for problems in industrial services, strategic planning, site remediation, coal and petroleum tar liquification and recycling, hazardous waste


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

cleanup services, bioremediation, civil and environmental engineering, and construction and remedial and project management.

     Subsidiaries include Cierra, Inc., Consolidated Environmental Services, Inc., Eco-Systems, Inc., Exsorbet Technical/SpilTech Services, Inc., K.R. Industrial Service of Alabama, Inc., LARCO Environmental Services, Inc., and 7-7, Inc. with 18 offices located in the following cities: Dallas, Euless, and Houston, TX; Little Rock, AR; Jackson, MS; Knoxville, TN; Mobile (2), Birmingham, Decatur, and Double Springs, AL; Baton Rouge and Sulphur (Lake Charles), LA; Wooster, Cleveland, and East Liverpool, OH; Harrisburg and Steelton, PA.

     This press release contains forward-looking statements with respect to the results of operations and business of the Company that involves risks and uncertainties. These risks and uncertainties are detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Report on Form 10-K for the year ended December 31, 1996."


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

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         CONSOLIDATED ECO-SYSTEMS, INC.



                                         By: /s/ James J. Connors, Jr.
                                             ---------------------------------
                                             James J. Connors, Jr., President